UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2007

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

UIL Holdings Corporation (the Registrant) appointed Linda L. Randell as its Senior Vice-President and General Counsel, commencing on March 26, 2007. Ms. Randell will also serve as Senior Vice-President and General Counsel of the Registrant’s regulated utility subsidiary, The United Illuminating Company. On March 5, 2007, UIL Holdings issued a press release announcing the appointment of Ms. Randell as its Senior Vice President and General Counsel. A copy of the Registrant's press release is attached hereto as Exhibit 99.

On February 28, 2007, UIL Holdings Corporation (UIL Holdings) entered into an employment agreement with Ms. Randell, under which she will serve as its Senior Vice-President and General Counsel, commencing on March 26, 2007. Unless UIL Holdings provides Ms. Randell notification of its decision not to renew this agreement after the initial two-year term or any subsequent term, the agreement shall be automatically renewed for a successive one year term. The agreement provides for an annual base salary of $275,000 and participation in UIL Holdings’ annual short-term incentive and long-term incentive programs. With respect to Ms. Randell’s first year of participation in the annual short-term incentive program, Ms. Randell will be provided an opportunity to earn a target short-term incentive payable in cash equal to 45% of her base salary, up to a maximum of 67.5% of her base salary, depending on the level of performance measures achieved. With respect to Ms. Randell’s first year of participation in the long-term incentive program, she will be provided with an opportunity to earn a target long-term incentive payable in shares of UIL Holdings’ common stock equal to 65% of her base salary, up to a maximum of 97.5% of her base salary, depending on the level of performance measures achieved. The performance criteria for both the short-term incentive and long-term incentive awards will be established by the Compensation and Executive Development Committee of the Board of Directors (CEDC) of UIL Holdings in the 2007 annual incentive program during the first quarter of 2007.

In addition, the agreement provides that in recognition of Ms. Randell forfeiting certain partnership benefits resulting from termination of employment with her former employer, she will be entitled to a one-time grant of restricted stock valued at $150,000. Accordingly, the CEDC acted on February 26, 2007 to authorize the Company to grant Ms. Randell 4,000 shares of restricted stock on March 26, 2007, which will vest ratably over a five year period, commencing with the date of the grant. In the event that Ms. Randell is terminated without cause, she will be entitled to certain payments, including a lump sum severance payment equal to the sum of her base compensation plus short-term incentive, calculated as if company and personal goals had been achieved ‘at target’, plus continuation in UIL Holdings’ medical and dental plans for a one year period. In the event that the termination is connected to a change in control, Ms. Randell may be entitled to additional benefits under the terms of the Company’s change in control plan, in which she will be made a participant under the terms of the agreement. Ms. Randell will also be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits - The following exhibit is filed as part of this report:

99	Press release, dated March 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 03/05/07	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

99	Press Release dated March 5, 2007